Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-119250


Prospectus Supplement No. 1
to Prospectus dated October 6, 2004


                            RASER TECHNOLOGIES, INC.

        2,671,110 Shares of Common Stock Offered by Selling Stockholders

         We are supplementing the prospectus dated October 6, 2004, covering the resale by the selling stockholders identified in the prospectus of up to 2,671,100 shares of our common stock. This prospectus supplement includes our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, which was filed with the Securities and Exchange Commission on November 9, 2004.

         This prospectus supplement supplements information contained in the prospectus dated October 6, 2004. This prospectus supplement should be read in conjunction with the prospectus dated October 6, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information is this prospectus supplement updates or supercedes the information contained in the prospectus dated October 6, 2004, including any supplements and amendments thereto.

         This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated October 6, 2004, including any amendment or supplement thereto.

         INVESTING IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED OCTOBER 6, 2004, and also see the "Factors that may affect future results" BEGINNING ON PAGE 10 of This Prospectus Supplement FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this Prospectus Supplement is December 7, 2004.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                   FORM 10-QSB
(Mark One)
         [X] Quarterly Report Pursuant to Section 13 or 15(d) of the
             Securities Exchange Act of 1934
         For the quarterly period ended September 30, 2004

         [ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
             Exchange Act of 1934 For the transition period from ____________ to
             ____________

                          Commission File No. 000-30657

                           ---------------------------

                            Raser Technologies, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                    Utah                                          87-0638510
         (State or other jurisdiction of                       (I.R.S. Employer
         incorporation or organization)                      Identification No.)

                      5152 North Edgewood Drive, Suite 375
                                Provo, Utah 84604
               (Address of principal executive offices, zip code)

                                 (801) 765-1200
              (Registrant's telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [ X ] No [ ]

There were 48,431,419 shares of the registrant's common stock, par value $0.01, on November 4, 2004.

Transitional Small Business Disclosure Format (Check one):  Yes [  ]   No [ X ].

    -------------------------------------------------------------------------

                            Raser Technologies, Inc.
                                   Form 10-QSB
                                Table of Contents


                                                                        Page No.
                                                                        --------
Part I    Financial Information

Item 1.   Financial Statements

          Condensed Consolidated Balance Sheets as of September 30, 2004
          and December 31, 2003                                                1

          Condensed Consolidated Statements of Operations for the Three
          Months Ended September 30, 2004 and September 30, 2003               2

          Condensed Consolidated Statements of Operations for the Nine
          Months Ended September 30, 2004 and September 30, 2003               3

          Condensed Consolidated Statements of Operations,
          Cumulative from Inception through September 30, 2004                 4

          Condensed Consolidated Statements of Cash Flows for the Nine
          Months Ended September 30, 2004 and September 30, 2003               5

          Notes to Condensed Consolidated Financial Statements                 6

Item 2.   Management's Discussion and Analysis or Plan of Operation            8

Item 3.   Controls and Procedures                                             17

Part II   Other Information

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds         19

Item 6.   Exhibits                                                            20

Signatures                                                                    22

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

                            RASER TECHNOLOGIES, INC.
                      Condensed Consolidated Balance Sheets


                                                                          September 30, 2004
ASSETS                                                                    (Unaudited)         December 31, 2003
Current assets:
   Cash and cash equivalents                                          $          3,140,552    $            231,703
   Prepaid insurance                                                                87,362                       -
   Other Current Assets                                                              1,116                       -
                                                                      --------------------- -----------------------

Total current assets                                                             3,229,030                 231,703

Equipment, net                                                                     100,358                  31,682
Patents and trademarks                                                             107,183                  28,137
Other assets                                                                         8,352                   8,352
                                                                      --------------------- -----------------------

Total Assets                                                          $          3,444,923    $            299,874
                                                                      ===================== =======================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Convertible debenture                                              $            200,000    $                  -
   Accounts payable                                                                 80,094                  69,439
   Accrued liabilities                                                               8,916                  27,107
   Unearned Revenues                                                                10,000                       -
                                                                      --------------------- -----------------------
Total Current Liabilities                                                          299,010                  96,546

Stockholders' equity:
   Common stock; $.01 par value; 100,000,000 shares authorized                     475,307                 463,060
        47,530,700 and 46,306,000 shares issued and outstanding,
        respectively.
   Series B Convertible Preferred stock; $.01 par value, 5,000,000                      42                       -
        shares authorized, 4,240 shares issues and outstanding on
        September 30, 2004.
   Additional paid in capital                                                    8,919,772                 816,089
   Deficit accumulated during the development stage                             (6,249,208)             (1,075,821)
                                                                      --------------------- -----------------------

Total stockholders' equity / (deficit)                                           3,145,913                 203,328
                                                                      --------------------- -----------------------

Total liabilities and stockholders' equity                            $          3,444,923    $            299,874
                                                                      ===================== =======================


      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                               Three Months Ended September 30
                                                                                 2004                   2003
                                                                      --------------------- -----------------------

Revenue                                                               $          20,000       $                  -

Operating expenses:
   General and administrative                                                    1,540,946                 176,412
   Research and development                                                        415,708                 116,602
                                                                      --------------------- -----------------------
Total operating expenses                                                         1,956,654                 293,014
                                                                      --------------------- -----------------------

Operating income / (loss)                                                       (1,936,653)               (293,014)

Interest income                                                                      3,474                       -
Interest expense                                                                    (2,500)               (270,000)
                                                                      --------------------- -----------------------

Income / (loss) before income taxes                                             (1,935,679)               (563,014)

Income tax benefit                                                                       -                      -
                                                                      --------------------- -----------------------

Net income / (loss)                                                   $         (1,935,679)   $           (563,014)
                                                                      ===================== =======================

Dividends paid on preferred stock                                                  (19,839)                      -
Deemed dividend related to warrants issued with preferred stock and
beneficial conversion feature of preferred stock                                (4,240,500)                      -
                                                                      --------------------- -----------------------

Net loss applicable to common shareholders                            $         (6,196,018)   $           (563,014)

Loss per common share - basic and diluted                             $              (0.13)   $              (0.01)
                                                                      ===================== =======================

Weighted average common shares - basic and diluted                              47,472,000              38,950,000
                                                                      ===================== =======================


      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                             Nine Months Ended September 30
                                                                              2004                   2003
                                                                      --------------------- -----------------------

Revenue                                                               $             30,000    $                  -

Operating expenses:
   General and administrative                                                    3,763,395                 401,886
   Research and development                                                      1,240,133                 227,213
                                                                      --------------------- -----------------------
 Total operating expenses                                                        5,003,528                 629,099
                                                                      --------------------- -----------------------

Operating income / (loss)                                                       (4,973,528)               (629,099)

Interest income                                                                      3,474                       -
Interest expense                                                                  (203,333)               (272,592)
                                                                      --------------------- -----------------------

Income / (loss) before income taxes                                             (5,173,387)               (901,691)

Income tax benefit                                                                       -                       -
                                                                      --------------------- -----------------------

Net income / (loss)                                                   $         (5,173,387)   $           (901,691)
                                                                      ===================== =======================

Dividends paid on preferred stock                                                  (19,839)                      -

Deemed dividend related to warrants issued with preferred stock and
beneficial conversion feature of preferred stock                                (4,240,500)                      -
                                                                      --------------------- -----------------------

Net Loss Applicable to common shareholders                            $         (9,433,726)   $           (901,691)
                                                                      ===================== =======================



Loss per common share - basic and diluted                             $              (0.20)   $              (0.02)
                                                                      ===================== =======================

Weighted average common shares - basic and diluted                              46,982,000              38,950,000
                                                                      ===================== =======================


      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                             Cumulative Amounts
                                                                Since Date
                                                               of Inception
                                                              October 28, 2002
                                                           ---------------------
Revenue                                                    $             30,000

Operating expenses:
   General and administrative                                         4,629,027
   Research and development                                           1,878,844
                                                           ---------------------
Total operating expenses                                              6,507,871
                                                           ---------------------

Operating income / (loss)                                            (6,477,871)

Interest income                                                           3,474
Interest expense                                                       (484,141)
                                                           ---------------------

Loss before income taxes                                             (6,958,538)

Income tax benefit                                                            -
                                                           ---------------------

Net loss                                                             (6,958,538)
                                                           =====================

Dividends paid on preferred stock                                       (19,839)

Deemed dividend related to warrants
issued with preferred stock and
Beneficial conversion feature on preferred stock                     (4,852,284)
                                                           ---------------------

Net income / (loss) applicable to common stockholders      $        (11,830,661)
                                                           =====================

     See accompanying notes to unaudited consolidated financial statements.

                            RASER TECHNOLOGIES, INC.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                                             Nine Months Ended September 30
                                                                              2004                   2003
                                                                      --------------------- -----------------------
Cash flows from operating activities:
   Net loss                                                           $         (5,173,387)   $           (901,691)
   Adjustments to reconcile net income to net cash
      used in operating activities
      Depreciation expense                                                          10,484                       -
      Increase in Notes Payable                                                          -                  12,291
      Common stock and warrants issued for services                              2,994,790                       -
      Beneficial conversion feature                                                200,000                 270,000
      Increase in prepaid insurance                                                (87,363)                      -
      Increase in other assets                                                      (1,116)                 (8,403)
      Increase in accounts payable                                                  10,655                  21,099
      Decrease in accrued liabilities                                              (18,191)                      -
      Increase in unearned revenues                                                 10,000                       -
                                                                      --------------------- -----------------------

            Net cash used in operating activities                               (2,054,128)               (606,704)
                                                                      --------------------- -----------------------
Cash flows from investing activities:
   Increase in patents and trademarks                                              (79,045)                   (858)
   Purchase of property and equipment                                              (79,160)                 (6,048)
                                                                      --------------------- -----------------------

            Net cash used in investing activities                                 (158,205)                 (6,906)
                                                                      --------------------- -----------------------

Cash flows from financing activities:
   Proceeds from convertible debenture                                             200,000                       -
   Proceeds from convertible related party notes payable                                 -                 270,000
   Proceeds from member contributions                                                    -                  81,336
   Proceeds from the sale of preferred stock                                     3,896,355                 325,000
   Preferred Stock Dividend                                                        (19,839)                      -
   Proceeds from the sale of common stock                                        1,044,666                       -
                                                                      --------------------- -----------------------

            Net cash provided by financing activities                            5,121,182                 676,336
                                                                      --------------------- -----------------------

Net increase / (decrease) in cash                                                2,908,849                  62,726

Cash and cash equivalents, beginning of period                                     231,703                   5,265
                                                                      --------------------- -----------------------

Cash and cash equivalents, end of period                              $         3,140,552     $             67,991
                                                                      ===================== =======================

      See accompanying notes to condensed consolidated financial statements

                            RASER TECHNOLOGIES, INC.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

Basis of Presentation

         The accompanying condensed consolidated financial statements of the Company have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the results of operations of the Company for the periods presented. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2003. The results of operations for the three and nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004.

Net Loss Per Common Share

         Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the weighted average dilutive common share equivalents then outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect. Common share equivalents consist of shares issuable upon the exercise of options and warrants to purchase common stock, the conversion of any convertible debentures and related accrued interest, and shares issuable upon conversion of any preferred stock. 100,000 shares of common stock issuable upon conversion of the convertible debenture, 537,693 shares of common stock issuable upon exercise of warrants that were outstanding at September 30, 2004, 1,211,571 shares of common stock issuable upon conversion of Series B Preferred Stock and 910,000 employee stock options that were outstanding at September 30, 2004 were not included in the calculation of diluted net loss per share because their effect was anti-dilutive.

Stock Based Compensation

         In March, 2004, our Board of Directors adopted the Raser Technologies, Inc. Amended and Restated 2004 Long-Term Incentive Plan, and in May 2004, our stockholders adopted the Amended Plan (the "Plan"). The Plan was adopted to enable the Company (1) to grant a wider range of stock incentive awards, including stock appreciation rights, performance shares and performance units,
(2) to provide an automatic annual increase to the number of shares of common stock reserved for issuance under the Plan beginning in 2005 equal to the lesser of 1,750,000 shares of common stock, 3% of the outstanding shares of common stock on the first of each fiscal year, or an amount determined by the Board, and (3) to provide optional non-employee directors with automatic, nondiscretionary annual stock option grants. As of September 30, 2004, the Company was authorized to issue up to 1,750,000 shares of common stock pursuant to the Plan. The Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights, performance shares and performance units.

         The Company accounts for its stock-based employee compensation issued to directors, officers and employees under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and has adopted the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized in the financial statements when options granted under the plan have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. During the quarter ended September 30, 2004 the Company granted options to purchase an aggregate of 50,000 shares to its employees, directors and service providers. The following table illustrates the effect on net income and earnings per share as if the company had applied the fair value based method to stock-based employee compensation in each period.


                                             3 months ended Sept. 30      9 months ended Sept. 30
                                               2004            2003              2004              2003
                                         ----------------- -------------- ------------------- ---------------
Net Loss applicable to common               ($ 6,196,018)    ($ 563,014)       ($ 9,433,726)     ($ 901,690)
shareholders as reported
Add:  Stock-based employee
   compensation expense included in
   reported net income, net of related
   tax effects                                         -              -                   -               -
Deduct:  Total stock-based employee
   compensation expense determined
   under fair value based method for
   all awards, net of related tax
   effects                                      (143,252)             -          (1,926,934)              -
                                         ----------------- -------------- ------------------- ---------------
Pro forma net loss                          ($ 6,339,270)    ($ 563,014)      ($ 11,360,660)     ($ 901,690)
                                         ----------------- -------------- ------------------- ---------------
Loss per share
     Basic - as reported                          ($ .13)        ($ .01)             ($ .20)         ($ .02)
     Basic - pro forma                            ($ .13)        ($ .01)             ($ .24)         ($ .02)
     Diluted - as reported                        ($ .13)        ($ .01)             ($ .20)         ($ .02)
     Diluted - pro forma                          ($ .13)        ($ .01)             ($ .24)         ($ .02)

Convertible Debenture

         On June 2, 2004, we issued $200,000 in Debentures designated as 5% Senior Subordinated Convertible Debentures ("Debentures") with principal and interest due at the earlier of (a) 180 days from the date of issuance, or (b) five (5) days after effectiveness of a registration statement under which the debtholder would be entitled to "piggy-back" registration rights. The debtholder has the option of converting the Debentures into shares of our common stock at a fixed price of $2.00 per share. Because the conversion price of the debenture was below the market price of $4.70 on June 2, 2004, the Company recorded a beneficial conversion feature of $200,000, thus resulting in interest expense of $200,000 in addition to a nominal rate of 5%. In addition, we are required to issue to the debtholder a warrant to purchase one (1) share of common stock for every one (1) share issuable upon conversion with an exercise price per share equal to $3.50. The warrants will have a term of three (3) years and a cash-only exercise provision. Subject to certain conditions, the holder of the warrant is entitled to "piggy-back" registration rights with respect to the warrants and the underlying shares of common stock.

Preferred Stock

         During the third quarter we issued preferred stock designated as Series B Convertible Preferred stock; $.01 par value, 5,000,000 shares authorized, 4,240.5 shares issued and outstanding. This preferred stock issue was sold at a price of $1,000 per share. Each share is convertible at a price of $3.50 per share, so that one preferred share is convertible into 285.71 common shares. Fractional shares quantities are paid in cash at the conversion price. In the aggregate, we expect to issue 1,211,564 common shares as the preferred stockholders exercise their right to convert.

         The preferred stock carries a dividend rate of 7% and we have the option of paying this dividend in cash or common shares. To date, we have elected to pay the dividend in cash. A total of 302,893 cash only exercise warrants have been granted to preferred stockholders with an exercise price of $8.55 per common share. $3,896,355 was raised in this offering, net of financing charges. In connection with this offering, the Company recorded a deemed dividend related to warrants issued with the preferred stock and a beneficial conversion feature of the preferred stock for a combined total of $4,240,500. This amount was reflected as an additional net loss to compute net loss applicable to common shareholders.

         We issued 109,800 cash-only exercise warrants to the financing broker as payment in connection with this financing. These warrants have an exercise price of $8.55 per common share.

         On September 24, we filed with the SEC a Registration Statement on form SB-2 covering the resale of 2,671,110 shares of common stock pursuant to the terms of a certain Registration Rights Agreement entered into by us in connection with our recent equity financing.

Subsequent Events

         On October 6, 2004, our Registration Statement on Form SB-2 covering the resale of 2,671,110 shares of common stock, which was filed pursuant to certain registration rights held by investors who purchased shares of preferred stock in our recent equity financing, was declared effective by the SEC.

         On October 6, 2004, the holder of a 5% Senior Subordinated Debenture we issued on June 1, 2004 notified us of their election to exercise their option to convert to 100,000 shares of common stock. On November 4, 2004, the holder of cash only exercise warrants associated with the 5% Senior Subordinated Debenture notified us of their election to exercise the warrants and purchase 100,000 common shares at $3.50 per share, the exercise price.

         As of November 4, 2004, holders of approximately 60% of the outstanding preferred stock had converted their shares of preferred stock into 738,140 shares of common stock.

Item 2.  Management's Discussion and Analysis or Plan of Operation

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------

         This section of our quarterly report should be read in conjunction with the accompanying Combined Consolidated Financial Statements and related notes included elsewhere in this report. In addition to historical information, this quarterly report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our, and in some cases our customers' or partners', future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, without limitation, statements concerning our expectations, beliefs or intentions regarding our ability to develop products and technologies acceptable to industry, establish and maintain relationships with licensees and other users of our technology and products and raise capital, as well as our research and development expenses, our initial customer funding, our ability to manage our expected growth and to ensure the effectiveness of our internal controls, and the adequacy of our capital resources to fund operations and growth. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those set forth in the following discussion and under the caption "Factors That May Affect Future Results" of this section and elsewhere in this quarterly report.

         Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this quarterly filing to conform these statements to actual results or changes in our expectations, except as required by law. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this quarterly report. You should carefully review the risk factors described in other documents that we file from time to time with the U.S. Securities and Exchange Commission, or SEC.

         Our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to all such reports are available, free of charge, on our Internet website under "Company-Investor Relations-SEC Filings," as soon as reasonably practicable after we file electronically such material with, or furnish it to, the SEC. Our Internet website address is http://www.rasertech.com Information on our website does not constitute a part of this Quarterly Report on Form 10-QSB.

Plan of Operation.
------------------

         During the third quarter, the monthly cash expenditure rate for operations decreased to $250,000 per month, from a rate of $270,000 per month in the second quarter. The decrease reflects the elimination of Monitor Group consulting services expenditures, offset by staffing additions, increased prototyping expenditures and a full quarter of insurance expenses.

         We have devoted considerable effort through the third quarter to identifying and developing appropriate independent test facilities to refine, characterize and further verify our technology. We anticipate significant progress in this work during the fourth quarter. The baseline data and experience gained through this activity should result in an improved understanding of our capabilities, and consequently, an improved value proposition for our potential customers.

         We had net investing activities of $101,000 in the third quarter to protect our intellectual property rights through patent and trademark applications, and to expand our capabilities for testing and development in our motor laboratory. This expenditure was $22,000 per month higher than the second quarter. Capital spending in the range of $100,000 is anticipated over the remaining three months of 2004 to improve our testing capabilities and add to our intellectual property protection. If customer support or testing requirements do not materialize as rapidly as planned, we will modify and delay our capital expenditure plans.

         With 60% of the outstanding shares of preferred stock now converted into shares of common stock, the quarterly dividend will be about $30,000 per quarter. Additional conversions would have the effect of reducing this cash dividend in future quarters.

         Based on our plans for spending in operations and investing, and assuming no further conversions of preferred shareholders, we expect the monthly cash needs to be in the range of $300,000 to $400,000 for the next six months.

         For the quarter ended September 30, 2004, our recorded net loss was $1,935,679. For the nine months ended September 30, 2004, our recorded net loss was $5,173,387. In the quarter ended September 30, 2004 we recorded non-cash compensation expense to Mr. William Dwyer of $768,829 (100,000 shares at the closing market price on July 6, 2004 or $6.59 per share). In addition, non-cash compensation expense to Mr. John Ritter and Mr. Timothy Fehr of $390,831 was recognized in the quarter, ($187,500 and $203,331 respectively).

         We expect initial customer orders, either through direct customer contracts, government contract awards, or licensing agreements, to be received either in the fourth quarter of 2004 or the first quarter of 2005. These orders, in the range of $2,000,000, together with a recently completed private offering of approximately $3,900,000 is anticipated to provide the necessary liquidity to fund current operations as well as the aforementioned planned growth for at least 12 months. For 2005 and beyond, we expect that license revenue from customer licenses and direct contracts will provide sufficient liquidity to fund our operations. However, if the license revenue we generate in 2005 is insufficient to fund our cash requirements, we will need to raise additional capital through debt or equity financings, which subjects us to the risk that we may be unable to raise such capital or, if we are, the terms may be dilutive to our stockholders.

Factors That May Affect Future Results

         Set forth below and elsewhere in this quarterly report on Form 10-QSB, and in other documents we file with the SEC, are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this quarterly report. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

We have limited operating experience, are not currently profitable, expect to continue to incur net losses in the near future, and may never achieve or maintain profitability. If we cannot achieve and maintain profitability, our stock price could decline.

         We are a research and development company with a limited operating history, and from our inception in October 28, 2002, we have had very limited revenue from operations. Our early stage of development means that there is limited historical information available upon which you can base your evaluation of our business and prospects and that we have less insight into how market and technology trends may affect our business. The revenue and income potential of our business is unproven and the market we are addressing is very competitive and rapidly evolving. You should consider and evaluate our business and prospects in light of the risks, expenses, challenges and uncertainty that we face as an early stage company seeking to develop new technology and products in a competitive and rapidly evolving market.

         Since our inception, we have incurred significant net losses, including a net loss of $1,935,679 for the quarter ended September 30, 2004. As a result of ongoing operating losses, we had an accumulated deficit of $6,249,208 as of September 30, 2004. Our losses have resulted principally from research and development and general and administrative expenses associated with our operations. We expect to incur additional losses for the next several quarters. We cannot assure you that we will be able to successfully develop new technology or products, or if developed, that this technology or any products will be commercially viable. We expect to incur substantial additional operating losses as a result of increases in expenses for research and product development, manufacturing and selling, general and administrative costs. In addition, we continue to incur significant expenses to comply with our obligations as a public company. We may never achieve profitability. We may need additional funding for our operations and we cannot assure you that it will be available on commercially reasonable terms, if at all. Our ability to achieve profitability will depend upon many factors, including our ability to:

         o develop commercially viable technology by designing and engineering the Symetron (TM) motor, controller and charging systems technology for license on a commercial scale;

         o alone, or with our partners, convince our customers of the benefits of our technology or products, if any;

         o establish relationships with motor manufacturers, automobile manufacturers, the military, government, aerospace original equipment manufacturers and other systems integrators for the license or sale of our products, if any;

         o avoid infringing and successfully defend any allegations of infringing the intellectual property rights of others;

         o    comply with applicable governmental regulations; and

         o    hire, train and retain qualified personnel.

We may be unable to successfully license our intellectual property or technology. If we cannot successfully license our intellectual property, we will not be able to generate revenues, our stock price would decline and we may be unable to continue operating.

     Our current long-term business strategy is based almost entirely upon the licensing of our intellectual property or technology, specifically Symetron(TM), to other electric motor manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the license of our technology to be lengthy and there can be no assurance that we will achieve license sales in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, we will be unable to generate revenues under our current business model, our stock price would decline, we may be unable to continue operating or would be required to develop a new long-term business strategy.

We may be unable to successfully obtain research and development funding opportunities from military and government programs. If we cannot successfully obtain research and development funding opportunities from military and government programs, we may not be able to generate near term revenues sufficient to sustain our long term licensing strategy, our stock price would decline and we may be unable to continue operating.

         Our near term strategy includes research and development funding opportunities from military and government programs. If we cannot successfully obtain research and development funding opportunities from military and government programs, we may not be able to generate near term revenues to sustain our long term licensing strategy, our stock price could decline and we may be unable to continue operating or would be required to develop a new near-term business strategy.

We may need to raise additional capital in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements or build our business.

         On September 24, 2004, we consummated a preferred stock equity financing transaction in which we raised an aggregate of $4,240,500 (before aggregate expenses of the offering estimated at $344,000). Our future capital needs depend on many factors, including the timing of our development efforts and the successful commercial licensing of our technology. We may need to raise additional capital to further develop and market our technology and continue our operations. We may raise capital through a variety of sources, including the public equity market, private financings and debt.

         If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of the common stock. For example, in our recent financing we issued preferred stock which included a 7% dividend, antidilution protection and a liquidation preference. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully support our business requirements or build our business.

         Our limited cash resources has in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future, which may result in significant non-cash compensation expenses.

         Our independent auditor's report on our audited financial statements for the calendar year ended December 31, 2003 had contained a statement that our lack of revenue generating activities and our losses raised substantial doubt about our ability to continue as a going concern. Based on the success of our preferred stock offering, our auditor removed the going concern qualification from its report in August 2004. We are still in the research and development phase and in the event that we are unable to raise sufficient capital, or generate sufficient revenue to fund our business and operations, future auditor's reports could contain a similar going concern qualification.

We are deploying new technology and, to date we have not yet commercially licensed our technology and we may not be able to successfully develop other technology.

         Our Symetron (TM) motor and controller technology is new and commercially unproven. We are still in the early stages of commercializing our technology in automotive, industrial and military/aerospace applications. Our technology has not yet been durability tested for long-term applications and we can provide no assurance that it will prove suitable for automotive, industrial and military/aerospace applications. Our potential product applications require significant and lengthy product development efforts, and to date, we have not developed any commercially available products. During our product development process, we may experience technological issues that we may be unable to overcome. Because of these uncertainties, none of our potential technology may be commercially licensed. If we are not able to successfully license our Symetron (TM) motor technology, we will be unable to generate revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our technology to obtain licensing revenue and achieve profitability.

         Even if our Symetron (TM) motor technology is a technical success, we may not successfully develop licensing arrangements with potential customers or commercially viable products on a timely basis, if at all. It may be years before our technology is proven viable for automotive, industrial and military/aerospace applications, if at all, and even longer before we have licensing arrangements in place. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new technology into the marketplace that we are able to successfully commercialize. If we are unable to cost effectively achieve commercial acceptance of our technology, our business will be materially and adversely affected. Even if our potential technology achieves commercial acceptance, the size of the potential markets for our technology may prove to be insufficient to permit us to generate significant revenue or achieve profitability.

Technological advances in our industry could render our technology and products obsolete, which would harm our business.

         Our failure to further refine our technology and develop and introduce new products could cause our technology to become obsolete, which would harm our business. Our industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to effectively compete in the future. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our technology, including advances developed internally by our potential customers and partners.

We face competition from companies in multiple industries, as well as from the internal efforts of potential partners and, if we fail to compete effectively, our business would suffer.

         The market for electric motors and motor controllers is intensely competitive. We believe our potential technology will face significant competition from existing manufacturers in our current target markets, including large motor and automobile manufacturers. We may also face significant competition from our future partners. If our potential partners improve or develop technology that competes directly with our technology, our business would be harmed. We also face numerous challenges associated with overcoming the following:

         o Size and resources. Our competitors, as well as our potential partners, may have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities.

         o Name recognition. Many of our competitors and potential partners have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

         o Access to information. Our potential partners may have better access to information regarding their own manufacturing processes, which may enable them to develop electric motor and motor control products that can be more easily incorporated into the partners' products.

We need to continue to improve or implement our systems, procedures and controls, which may strain our resources.

     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are currently reviewing and further documenting our internal control procedures. However, the guidelines for the evaluation and attestation of internal control systems have only recently been finalized, and the evaluation and attestation processes are new and untested. Therefore, we can give no assurances that our systems will satisfy the new regulatory requirements. In addition, in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

         We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. We do not have key person life insurance for any of our executive officers or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical personnel. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. We may not be successful in attracting, training, retaining and motivating personnel in the future, which would impair our ability to maintain and grow our business.

We rely on our intellectual property rights, and our inability to protect these rights could impair our competitive advantage, divert management attention, require additional development time and resources or cause us to incur substantial expense to enforce our rights, which could harm our ability to compete and generate revenue.

         Our success is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on our key technologies. However, we cannot be certain that our pending patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patents that we may seek for our current and future technologies may not be issued.

         The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

         Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

If third parties assert that our technologies or products infringe their intellectual property rights, our reputation and ability to license our technology or sell any products could be harmed. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

         We expect that we may be subject to infringement claims, whether the claims have merit or not, as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. If third parties assert that our current or future products infringe their proprietary rights, there could be costs associated with defending these claims, whether the claims have merit or not, which could harm our business. Any future claims could harm our relationships with existing customers and may deter future customers from licensing our products. In addition, in any potential dispute involving our intellectual property, our customers or distributors of our products could also become the target of litigation, which could trigger our indemnification obligations in certain of our license and service agreements. Any such claims, with or without merit, could be time consuming, result in costly litigation, including costs related to any damages we may owe resulting from such litigation, cause product shipment delays or result in loss of intellectual property rights which would require us to obtain licenses which may not be available on acceptable terms or at all.

We could incur significant expenses if products built with our technology contain defects.

         Products such as those built with our technology are subject to product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could harm our business, result in unexpected expenses and damage our reputation.

We do not have an active, liquid trading market for our common stock and you may have difficulty selling your shares.

         Our common stock has been treated as a "penny stock" as that term is defined in SEC Rule 3a51-1. Section 15(g) of the Exchange Act and Rule 15g-2 of the Securities and Exchange Commission require broker and dealers effecting transactions in any penny stock for or with the account of a customer to provide the customer with a document disclosing the risks of investing in penny stocks and to obtain a manually signed and dated written receipt of the document before making any transaction in a penny stock for the customer's account.

         In addition, SEC Rule 15g-9 prohibits broker and dealers from selling penny stocks or effecting the purchase of penny stocks unless the broker or dealer has approved the investor's account for transactions in penny stocks by obtaining, among other things, information concerning the investor's financial situation, investment experience and investment objectives and making a determination as to whether transactions in penny stocks are suitable for the investor in accordance with SEC rules and regulations.

         In the past, compliance with these requirements have made it difficult to establish an active, liquid trading market in our common stock, and you may have difficulty selling your shares. Historically, the public market for our common stock has been very limited. For example, the average reported volume of trading in our common stock over the August through October period was approximately 75,000 shares per day.

     Our common stock currently trades on the Over the Counter Bulletin Board (OTC:BB). We have filed an application to be listed on the American Stock Exchange (AMEX). We do not know whether or when AMEX will approve our application. In addition, if AMEX approves our application, we cannot predict that an active, liquid trading market will develop or that the market will be able to sustain transactions by larger institutional investors. Accordingly, investors may have difficulty accumulating a significant position in our stock or in selling a substantial number of shares in a short period of time.

Stockholders that are neither directors nor officers will have little ability to influence the direction of our business.

         Our directors, officers and other key employees collectively are holders of more than 51% of our common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and officers, or the prospect of such sales, could adversely affect the market price of our common stock. Management's concentrated stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the price they paid for our stock.

The market price for our common stock is volatile, and you may not be able to resell your shares at or above the price you paid for them.

         The public market for our common stock is limited. The stock markets in general have experienced significant price and trading volume fluctuations. This limited and volatile market environment may make it difficult for you to resell shares at or above the price you paid for them. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock.

         In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources. In this regard, our common stock has recently experienced significant volatility and we expect our common stock to experience price and volume fluctuations in the future. The limited trading volume of our common stock has in the past, and will in the future, cause the stock price to fluctuate dramatically over short periods of time.

         In this regard, our common stock has recently experienced significant volatility and our common stock may experience significant price and volume fluctuations in the future. The limited trading volume of our common stock has in the past, and may in the future, cause the stock price to fluctuate dramatically over short periods of time. Price levels of our common stock as with other technology companies in the past, may not bear any relation to our past or present operating results. In recent months, our stock price has increased to as high as $7.95 per share, and we cannot assure you that our stock price will continue to trade at current levels, that the current levels reflect the intrinsic value of the company or that our stock price will not decline in the future.

The large number of shares eligible for public sale could cause our stock price to decline.

     The market price of our common stock could decline as a result of the resale of shares of common stock issuable upon conversion of the preferred stock or upon exercise of the warrants issued in connection with the Financing Transaction. Pursuant to the terms of the Financing Transaction, we have registered for resale 1.3 times the number of shares of common stock issuable upon conversion of the preferred stock and upon exercise of the warrants. As the preferred shares are converted to common and warrants are exercised, the shares are eligible for sale without being subject to the volume limitations under Rule 144 under the Securities Act of 1933, as amended. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

     Approximately 3 million shares of common stock are currently free of Rule 144 restrictions, while the balance of the 48 million common shares that are currently issued and outstanding are subject to restrictions under Rule 144. Approximately 42 million shares of common stock will pass the one-year holding period of Rule 144 during the quarter ending on December 31, 2004. The removal of restricted stock legends and subsequent sale of these shares, or the perception that such sales could occur, may cause our stock price to decline.

Item 3.  Controls and Procedures

            (a) Evaluation of disclosure controls and procedures

            Based on evaluations as of September 30, 2004, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act) are effective to ensure that information we are required to disclose in reports that we file or submit under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Our disclosure controls and procedures also are designed to ensure that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that any controls, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating and implementing possible controls and procedures.

            (b) Changes in internal controls

            There were no significant changes in our internal controls over financial reporting or in other factors that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect these internal controls subsequent to the date of their most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART II.  OTHER INFORMATION

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

         On July 24, 2004, we entered into a Securities Purchase Agreement (the "Agreement") to sell, in the aggregate, up to $7,000,000 of Preferred Stock and Warrants, pursuant to which an aggregate of 7,000 shares of Preferred Stock may be sold. The aggregate subscription amount was no less than $2,000,000 and no more than $7,000,000. The Stated Value is $1,000 per share of Preferred Stock. The Preferred Stock is convertible into common stock of the Company at a price of $3.50 per share.

         On September 14, 2004, an aggregate of 4,240.5 shares were sold to accredited investors. The total number of warrants issued was 302,893 at a cash-only exercise price of $8.55 per share, exercisable for 3 years from the registration date. The issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

         On September 10, 2004 we issued to an independent contractor, performing services for us, a warrant to purchase 109,800 shares of common stock, with a cash only exercise price of $8.55 per share, exercisable for 3 years from the grant date. The issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

         On August 2, 2004, we issued 100,000 shares of common stock to William Dwyer, our Chief Financial Officer, pursuant to the Restricted Stock Grant Agreement dated as of July 8, 2004. These shares were valued at $6.59 per share. This issuance was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transaction did not involve a public offering.

         On August 2, 2004, we issued 62,500 shares of common stock to John C. Ritter, or President, pursuant to the Restricted Stock Grant Agreement dated February 23, 2004. These shares were valued at $3.15 per share. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

         We have granted 50,000 stock options during the third quarter under our 2004 Long Term Stock Incentive Plan at a weighted average exercise price of $7.28 per share. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

Item 3.   Defaults Upon Senior Securities.

     None; not applicable.

Item 4.   Submission of Matters to a Vote of Security Holders.

     None; not applicable.

Item 5.   Other Information.

     None; not applicable.

Item 6.   Exhibits.

     (a)  Exhibits.

         Exhibit
         Number      Description of Document
         -------     -----------------------

         2.1(A) Agreement and Plan of Reorganization dated October 2, 2003 among Wasatch Web Advisors Inc., Raser Technologies Inc. and the stockholders of Raser Technologies Inc.

         3.1(B)      Articles of Incorporation of the Registrant.

         3.1A(C) Articles of Amendment to the Articles of Incorporation of the Registrant.

         3.1B(I) Articles of Amendment to the Articles of Incorporation of the Registrant.

         3.1C(D) Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock.

         3.2(I)      Amended and Restated Bylaws of the Registrant.

         4.1(I)      Specimen Common Stock Certificate.

         4.2(E) Registration Rights Agreement, dated as of July 22, 2002, among the Registration and the Purchasers (as defined therein).

         4.3(I)      Form of Debenture.

         10.1(F) Securities Purchase Agreement dated July 22, 2004, among the Registrant and the Purchasers (as defined therein).

         10.2(G) Form of Warrant to Purchase Shares of the Registrant's Common Stock.

         10.3(H)     Amended and Restated 2004 Long Term Incentive Plan.

         10.4(I) Form of Option Agreement for the Amended and Restated 2004 Long Term Incentive Plan.

         10.5 Restricted Stock Grant Agreement dated as of February 23, 2004 between the registrant and John C. Ritter, President.

         10.6 Restricted Stock Grant Agreement dated as of February 26, 2004 between the registrant and Timothy D. Fehr, Chief Technical Officer.

         10.7 At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement effective as of August 1, 2004 between the registrant and William Dwyer, Chief Financial Officer.

         31.1 Certification of Chief Executive Officer Pursuant to Exchange Act Rule 13a-14(a).

         31.2 Certification of Chief Financial Officer Pursuant to Exchange Act Rule 13a-14(a).

         32.1 Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350.

------------------------

         A Incorporated by reference to Exhibit 2 filed with the registrant's Current Report on Form 8-K (File No. 000-30657) on October 14, 2003.

         B Incorporated by reference to Exhibit 3.1 filed with the registrant's Form 10-SB/A (File No. 000-30657) on June 1, 2000.

         C Incorporated by reference to Exhibit 3.2 filed with the registrant's Form 10-SB/A (File No. 000-30657) on June 1, 2000.

         D Incorporated by reference to Exhibit 10.5 filed with the registrant's Current Report on Form 8-K (File No. 000-30657) on July 28, 2004.

         E Incorporated by reference to Exhibit 10.5 filed with the registrant's Current Report on Form 8-K (File No. 000-30657) on July 28, 2004.

         F           Incorporated by reference to Exhibit 10.1, Exhibit 10.2,
                     Exhibit 10.3 and Exhibit 10.4 filed with the registrant's Current Report on Form 8-K (File No. 000-30657) on July 28, 2004.

         G Incorporated by reference to Exhibit 10.7 filed with the registrant's Current Report on Form 8-K (File No. 000-30657) on July 28, 2004.

         H Incorporated by reference to Appendix B filed with the registrant's Schedule 14C Information Statement (File No. 000-30657) on May 14, 2004.

         I           Incorporated by reference to Exhibit 3.1B, Exhibit 3.2,
                     Exhibit 4.1, Exhibit 4.3 and Exhibit 10.4 filed with the registrant's Form 10-QSB (File No. 000-30657) on August 13, 2004.

                                   SIGNATURES


         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       RASER TECHNOLOGIES, INC.
                                                  (Registrant)


November 5, 2004                       /s/  Kraig Higginson
----------------                       --------------------
    (Date)                             Kraig Higginson,
                                       Chief Executive Officer and Director

November 5, 2004                       /s/  William Dwyer
----------------                       ------------------
    (Date)                             William Dwyer,
                                       Chief Financial Officer

                                  Exhibit 10.5
                                  ------------

                        RESTRICTED STOCK GRANT AGREEMENT

         THIS RESTRICTED STOCK GRANT AGREEMENT(the "Agreement") is made as of this 23 day of February, 2004, between RASER TECHNOLOGIES, INC. ("Company") and JOHN RITTER, ("Employee").

                                    RECITALS

         WHEREAS, Company is presently engaged in the electric-motor industry;

         WHEREAS, Employee has relevant experience in management and financing that is valuable to Company;

         WHEREAS, Company desires to grant a portion of shares to Employee according to the terms of this Agreement;

         WHEREAS, Company desires to obtain the employment of Employee by providing incentives in the Company; and

         WHEREAS, Company and Employee desire to enter into this Agreement.

         NOW, THEREFORE, in view of the foregoing recitals which are incorporated as a part of this Agreement, and in consideration of the terms and conditions of this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Grant of Shares. Company hereby grants to Employee One Million (1,000,000) shares of common stock of the Company in accordance with this Agreement and subject to the vesting schedule, restrictions and rights described herein. The Grant shall be effective upon execution by all parties of this Agreement.

         2. Vesting of Grant of Shares. Company shall grant to Employee within three (3) business days of the stated vesting dates, shares of Company's common stock as described more fully below. After vesting, Employee shall obtain the Shares by delivering to the Company at its principal business offices a letter in writing and signed by Employee stating that: (i) Employee has remained employed with Company and therefore met the requirements for the Grant; (ii) the number of Shares for which Employee is eligible under the Grant; and (iii) at the same time delivering to Company the address and person to whom the Grant should be issued. Company will thereafter have a period of three (3) business days from the date Employee delivers the notice to verify the facts set forth in Employee's notice and either issue the Shares or to deny the Grant. If the exercise of the Grant is denied, Company shall immediately upon making such determination, state in writing the basis for denying the Grant.

         The Grant shall be and is subject to the following vesting schedule:

                  A. 250,000 shares shall vest immediately upon Employee and
              Company Executing this Agreement.

                  B. Subject to the terms of this Agreement, the balance of
              750,000 shares shall vest in allotments on the first business day of the month set forth below:

                           May 2004                  62,500 shares
                           August 2004               62,500 shares
                           November 2004             62,500 shares
                           February 2005             62,500 shares
                           May 2005                  62,500 shares
                           August 2005               62,500 shares
                           November 2005             62,500 shares
                           February 2006             62,500 shares
                           May 2006                  62,500 shares
                           August 2006               62,500 shares
                           November 2006             62,500 shares
                           February 2007             62,500 shares

         At the sole discretion of Company, Employee shall also be entitled to receive stock options under applicable Company stock option plans.

         3. Change of Control. All Shares under this Agreement as set forth in
Section 2 shall fully vest in Employee upon a "Change in Control." A "Change in Control" shall be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act")) is or becomes the beneficial owner (as that term is used in
Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting Capital Stock of the Company ("Voting Stock") or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to said combination, own 50% or more of the resulting entity's Voting Stock shall not, by itself, be considered a change in control for the purposes of this Agreement.

         4. Employee Termination. Employee may be terminated for the following reasons: A) for "cause" or "gross negligence" as those terms may be defined under Utah case law; B) intentional harmful acts of the Employee that result in intentional damage to Company, or; C) criminal acts of Employee under state or federal law that could be classified as felonies. Upon termination of Employee, all obligations and rights under this Agreement shall terminate excepting those shares that have vested according to the vesting schedule set forth in Section 2 above.

         5. Price. Employee agrees that his remuneration for his employment with the Company shall be equal to the "Price." The "Price" for each share as that phrase is used herein shall be the value established by the Company's independent auditor. The independent auditor shall review available relevant market factors in determining the Price. It is anticipated, but not required, that Employee will file necessary elections to secure the Price as basis for the Shares, under Section 83(b) election of the Internal Revenue Code, for all shares granted to Employee under this Agreement. Employee agrees and represents that Employee is not relying upon Company for tax advise with relation to the Agreement and Company shall not be responsible for preparing any tax documents for Employee related to this Agreement other than employment tax documents prepared in the ordinary course of business for salaried employees. Employee understands that if Employee does not file a Section 83(b) election that each grant of shares will be treated as "ordinary income" as that term is defined by the Internal Revenue Service. Employee agrees and represents that the Price established by Company's auditor has not been prepared by Company and that Employee accepts the Price without any representation from Company as to the accuracy of the Price. Employee also agrees and represents that Company shall not be liable for any state or federal tax liability of Employee flowing from an under evaluation or overvaluation of the Price by Company or the independent auditor.

         6. Restrictions on Shares. Employee agrees that the Shares shall be restricted and not subject to resale or transfer of any type except according to the terms and conditions of this Agreement.

         7. Transfer Subject to Securities Laws. Unless the Shares shall at some time become registered shares under the securities laws of the United States and any applicable State securities laws, any transfer of the Shares shall be subject to the securities laws of the United States and any State or local laws or ordinances which may be affected by such transfer or proposed transfer. No transfer of the Shares shall be allowed on the books and records of Company unless Employee or the proposed transferee shall provide a legal opinion acceptable in form and content to Company and its legal counsel, and from legal counsel acceptable to them, confirming that the transfer may be made under various exemptions to such securities laws and that registration of the Shares is not required. Any costs incurred by Company in obtaining an opinion from its counsel shall be at the expense of Employee.

         8. Representations Regarding Securities Laws. The Shares of Company which may be issued or transferred subject to the Grant are part of a private offering of such Shares by Company. Such Shares are securities within the definition of State and Federal Securities Laws. Company has relied on certain exemptions for private sales of securities and have not registered these securities with the Securities & Exchange Commission under the Securities Act of 1933 nor have the Shares been registered with any State. To insure exemption under applicable Federal and State Securities Laws, Employee hereby makes the following representations which shall survive the delivery of the Shares herein and which shall be true at the date of Grant issued herein: 51

                  (a) Residence. Employee is a bona fide resident of the State of Utah as the term "resident" is used for securities law purposes.

                  (b) Intent. Employee is receiving the Shares with the intent to hold such Shares for investment and in accordance with the purpose and intent of this Agreement. No such Shares acquired are being acquired with the intent to resell or redistribute to other persons except as otherwise permitted under applicable securities laws and regulations.

                  (c) Legend on Certificates. The following legend shall be placed on all certificates for Shares issued pursuant to this Agreement:

         The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of Utah or any other jurisdiction and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be offered, sold, transferred, assigned, pledged or hypothecated unless registered pursuant to the applicable provisions of federal and state securities laws or the Company receives an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company stating that such offer, sale or transfer is exempt from such registration requirements.

                  (d) Economic Risks. Employee understands the economic risks of the Shares and understands that there is presently a limited public market for the Shares and a more substantial public market may never be developed. Employee further acknowledges the opportunity to obtain additional information from Company upon request.

         9. Dividends. For purposes of dividends issued from Company on the Shares, Employee shall be considered to own one million (1,000,000) shares of Company's common stock from the date of this Agreement. Therefore, Employee shall receive from Company cash or stock equivalent dividend options on all dividends issued by Company as those dividends may be issued to the Company's common stockholders. Employee may not receive favorable dividend tax treatment on the dividends received depending upon the vesting period of the shares.

         10. Voting Rights. Employee shall have the right to vote each share of common stock as has vested in Employee on the date of any vote of the common stockholders of Company.

         11. Miscellaneous.

                  11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail, sent by facsimile or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by electronic mail, or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the United States mails. Any party may, by notice given in accordance with this Section to the other parties, designate the address or person for receipt of notice hereunder.

If to Company:
                  RASER TECHNOLOGIES, INC.
                  attn: Jonathan T. Reid
                  5152 North Edgewood Drive
                  Provo, UT 84604
                  fax(801)374-3314
                  e-mail jreid@rasertech.com
                         -------------------

If to Employee:
                  JOHN RITTER
                  2371 Gallivan Loop
                  Park City, UT 84060

                  11.2 Entire Agreement. The Agreement contains the entire agreement among the parties with respect to the purchase of the Shares and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

                  11.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise thereof of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                  11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

                  11.5 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and legal representatives. This Agreement is not assignable by Employee.

                  11.6 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  11.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  11.8 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  11.9 Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations herein delivered by Employee incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other parties, shall survive the execution hereof regardless of any investigation and shall not merge in the performance of any obligation by any party hereto.

                  11.10 Severability. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  11.11 Conflict of Interest. Employee understands that this Agreement has been prepared by Company to meet the needs and protect the interests of Company. Employee represents that Company has encouraged and given Employee a full and fair opportunity to review this Agreement with legal, tax and all other necessary professional advisors who act solely on behalf of Employee.

         IN WITNESS WHEREOF, Company and Employee have executed this Agreement effective as of the date first set forth above.

COMPANY:                                             EMPLOYEE:
RASER TECHNOLOGIES, INC.

By     /s/ Kraig Higginson                          By       /s/ John C. Ritter
   --------------------------------                     ------------------------
Its: Chief Executive Officer                                  John Ritter

                                  Exhibit 10.6
                                  ------------

                        RESTRICTED STOCK GRANT AGREEMENT

         THIS RESTRICTED STOCK GRANT AGREEMENT(the "Agreement") is made as of this 25 day of February, 2004, between RASER TECHNOLOGIES, INC. ("Company") and TIMOTHY D. FEHR, ("Employee").

                                    RECITALS

         WHEREAS, Company is presently engaged in the electric-motor industry;

         WHEREAS, Employee has relevant experience in management and engineering that is valuable to Company;

         WHEREAS, Company desires to grant a portion of shares to Employee according to the terms of this Agreement;

         WHEREAS, Company desires to obtain the employment of Employee by providing incentives in the Company; and

         WHEREAS, Company and Employee desire to enter into this Agreement.

         NOW, THEREFORE, in view of the foregoing recitals which are incorporated as a part of this Agreement, and in consideration of the terms and conditions of this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Grant of Shares. Company hereby grants to Employee Five Hundred Thousand (500,000) shares (the Shares) of common stock of the Company in accordance with this Agreement and subject to the vesting schedule, restrictions and rights described herein. The Grant shall be effective upon execution by all parties of this Agreement.

         2. Vesting of Grant of Shares. Company shall grant to Employee within three (3) business days of the stated vesting dates, shares of Company's common stock as described more fully below. After vesting, Employee shall obtain the Shares by delivering to the Company at its principal business offices a letter in writing and signed by Employee stating that: (i) Employee has remained employed with Company and therefore met the requirements for the Grant; (ii) the number of Shares for which Employee is eligible under the Grant; and (iii) at the same time delivering to Company the address and person to whom the Grant should be issued. Company will thereafter have a period of three (3) business days from the date Employee delivers the notice to verify the facts set forth in Employee's notice and either issue the Shares or to deny the Grant. If the exercise of the Grant is denied, Company shall immediately upon making such determination, state in writing the basis for denying the Grant.

         The Grant shall be and is subject to the following vesting schedule:

                  A. 150,000 shares shall vest immediately upon Employee and Company Executing this Agreement.

                  B. Subject to the terms of this Agreement, the balance of 350,000 shares shall vest in allotments on the first business day of the month set forth below:

                          February 2005 100,000 shares
                          February 2006 100,000 shares
                          February 2007 150,000 shares

         At the sole discretion of Company, Employee shall also be entitled to receive stock options under applicable Company stock option plans.

         3. Change of Control. All Shares under this Agreement as set forth in
Section 2 shall fully vest in Employee upon a "Change in Control." A "Change in Control" shall be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act")) is or becomes the beneficial owner (as that term is used in
Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting Capital Stock of the Company ("Voting Stock") or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to said combination, own 50% or more of the resulting entity's Voting Stock shall not, by itself, be considered a change in control for the purposes of this Agreement.

         4. Employee Termination or Voluntary Departure. Employee is an "at-will employee" as that term is defined by Utah law and therefore Employee may be terminated for any reason. If Employee is terminated prior to the first business day of February 2007, Employee shall receive a prorated number of shares equal to 12,500 shares per month for every full month Employee has been employed by Company. Employee shall not be compensated for partial months worked if Employee is terminated. Upon termination of Employee, all obligations and rights under this Agreement shall terminate excepting those shares that have vested according to the vesting schedule set forth in Section 2 above. If Employee is not terminated, but instead voluntarily departs from the employment of Company, Employee shall not be entitled to a monthly prorated number of shares, but shall only be entitled to those shares that have vested under the vesting schedule set forth in Section 2 above.

         5. Price. Employee agrees that his remuneration for his employment with the Company shall be equal to the "Price." The "Price" for each share as that phrase is used herein shall be the value established by the Company's independent auditor. The independent auditor shall review available relevant market factors in determining the Price. It is anticipated, but not required, that Employee will file necessary elections to secure the Price as basis for the Shares, under Section 83(b) election of the Internal Revenue Code, for all shares granted to Employee under this Agreement. Employee agrees and represents that Employee is not relying upon Company for tax advice with relation to the Agreement and Company shall not be responsible for preparing any tax documents for Employee related to this Agreement other than employment tax documents prepared in the ordinary course of business for salaried employees. Employee understands that if Employee does not file a Section 83(b) election that each grant of shares will be treated as "ordinary income" as that term is defined by the Internal Revenue Service. Employee agrees and represents that the Price established by Company's auditor has not been prepared by Company and that Employee accepts the Price without any representation from Company as to the accuracy of the Price. Employee also agrees and represents that Company shall not be liable for any state or federal tax liability of Employee flowing from an undervaluation or overvaluation of the Price by Company or the independent auditor.

         6. Restrictions on Shares. Employee agrees that the Shares shall be restricted and not subject to resale or transfer of any type except according to the terms and conditions of this Agreement.

         7. Transfer Subject to Securities Laws. Unless the Shares shall at some time become registered shares under the securities laws of the United States and any applicable State securities laws, any transfer of the Shares shall be subject to the securities laws of the United States and any State or local laws or ordinances which may be affected by such transfer or proposed transfer. No transfer of the Shares shall be allowed on the books and records of Company unless Employee or the proposed transferee shall provide a legal opinion acceptable in form and content to Company and its legal counsel, and from legal counsel acceptable to them, confirming that the transfer may be made under various exemptions to such securities laws and that registration of the Shares is not required. Any costs incurred by Company in obtaining an opinion from its counsel shall be at the expense of Employee.

         8. Representations Regarding Securities Laws. The Shares of Company which may be issued or transferred subject to the Grant are part of a private offering of such Shares by Company. Such Shares are securities within the definition of State and Federal Securities Laws. Company has relied on certain exemptions for private sales of securities and have not registered these securities with the Securities & Exchange Commission under the Securities Act of 1933 nor have the Shares been registered with any State. To insure exemption under applicable Federal and State Securities Laws, Employee hereby makes the following representations which shall survive the delivery of the Shares herein and which shall be true at the date of Grant issued herein:

                  (a) Residence. Employee is a bona fide resident of the State of Utah as the term "resident" is used for securities law purposes.

                  (b) Intent. Employee is receiving the Shares with the intent to hold such Shares for investment and in accordance with the purpose and intent of this Agreement. No such Shares acquired are being acquired with the intent to resell or redistribute to other persons except as otherwise permitted under applicable securities laws and regulations.

                  (c) Legend on Certificates. The following legend shall be placed on all certificates for Shares issued pursuant to this Agreement:

         The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of Utah or any other jurisdiction and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be offered, sold, transferred, assigned, pledged or hypothecated unless registered pursuant to the applicable provisions of federal and state securities laws or the Company receives an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company stating that such offer, sale or transfer is exempt from such registration requirements.

                  (d) Economic Risks. Employee understands the economic risks of the Shares and understands that there is presently a limited public market for the Shares and a more substantial public market may never be developed. Employee further acknowledges the opportunity to obtain additional information from Company upon request.

         9. Dividends. For purposes of dividends issued from Company on the Shares, Employee shall be considered to own Five Hundred Thousand (500,000) shares of Company's common stock from the date of this Agreement. Therefore, Employee shall receive from Company cash or stock equivalent dividend options on all dividends issued by Company as those dividends may be issued to the Company's common stockholders. Employee may not receive favorable dividend tax treatment on the dividends received depending upon the vesting period of the shares.

         10. Voting Rights. Employee shall have the right to vote each share of common stock as has vested in Employee on the date of any vote of the common stockholders of Company.

         11. Miscellaneous.

                  11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail, sent by facsimile or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by electronic mail, or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the United States mails. Any party may, by notice given in accordance with this Section to the other parties, designate the address or person for receipt of notice hereunder.

If to Company:
                  RASER TECHNOLOGIES, INC.
                  attn: Jonathan T. Reid
                  5152 North Edgewood Drive
                  Provo, UT 84604
                  fax(801)374-3314
                  e-mail jreid@rasertech.com
                         -------------------

If to Employee:
                  TIMOTHY D. FEHR
                  2376 Gallivan Loop
                  Park City, UT 84060

                  11.2 Entire Agreement. The Agreement contains the entire agreement among the parties with respect to the purchase of the Shares and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

                  11.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise thereof of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                  11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

                  11.5 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and legal representatives. This Agreement is not assignable by Employee.

                  11.6 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  11.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  11.8 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  11.9 Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations herein delivered by Employee incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other parties, shall survive the execution hereof regardless of any investigation and shall not merge in the performance of any obligation by any party hereto.

                  11.10 Severability. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  11.11 Conflict of Interest. Employee understands that this Agreement has been prepared by Company to meet the needs and protect the interests of Company. Employee represents that Company has encouraged and given Employee a full and fair opportunity to review this Agreement with legal, tax and all other necessary professional advisors who act solely on behalf of Employee.

         IN WITNESS WHEREOF, Company and Employee have executed this Agreement effective as of the date first set forth above.

COMPANY:                                         EMPLOYEE:

RASER TECHNOLOGIES, INC.

By       /s/ Kraig Higginson                    By       /s/ Timothy D. Fehr
    --------------------------------                ----------------------------
Its: Chief Executive Officer                             Timothy D. Fehr

                                 Exhibit 10.7
                                  ------------

                            RASER TECHNOLOGIES, INC.
                  AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
         INVENTION ASSIGNMENT, NONCOMPETITION AND ARBITRATION AGREEMENT

In consideration of receipt of consideration as set forth below from Raser Technologies, Inc., a Utah corporation, its subsidiaries, affiliates, predecessors, successors or assigns (together the "Company"), the sufficiency of which is acknowledged effective as of August 1, 2004, William Dwyer (referred to herein as "I" or "Employee"), as a condition of employment as Chief Financial Officer with Company, agrees as follows:

1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the President of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2. Confidential Information.

         (a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or entity without written authorization of an authorized officer (other than myself), any Confidential Information of the Company. I understand that "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, Company proprietary information, technical data, formulae, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

         (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

         (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, formulae, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit A.

5. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

6. Solicitation of Employees. I agree that for a period of 12 months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

7. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit B.

8. Covenant Not to Compete.

         (a) I agree that during the course of my employment and for 12 months following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with any business, in competition with or otherwise similar to the Company's business. The foregoing covenant shall cover my activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above. "Territory" shall mean (i) all counties in the State of Utah, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clause (iii), the Company derives at least three percent (3%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company. Further, I agree that for a period of 12 months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company,
(x) solicit business or sales, for the same or similar products or services as provided by the Company, from any customer, client or account of the Company with which employee has had any contact during the term of employment ("Customers") or (y) attempt to convert Customers to other sellers or providers for the same or similar products or services as provided by the Company.

         (b) I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company's Confidential Information other than for the Company's exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company's Confidential Information and, consequently, to preserve the value and goodwill of the Company. I further acknowledge the time, geographic and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company's desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Territory as described above.

         (c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) are deemed to exceed the time, geographic or scope limitations permitted by Utah law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Compensation Terms.

         (a) Salary: $135,000.00 per annum to employee in bi-monthly payments.

         (b) Stock Grant: Company will grant 400,000 shares of 144 restricted stock (the "Shares") as set forth below.

         Vesting of Grant of Shares. Company shall grant to Employee within three (3) business days of the stated vesting dates, shares of Company's common stock as described more fully below. After vesting, Employee shall obtain the Shares by delivering to the Company at its principal business offices a letter in writing and signed by Employee stating that: (i) Employee has remained employed with Company and therefore met the requirements for the Grant; (ii) the number of Shares for which Employee is eligible under the Grant; and (iii) at the same time delivering to Company the address and person to whom the Grant should be issued. Company will thereafter have a period of three (3) business days from the date Employee delivers the notice to verify the facts set forth in Employee's notice and either issue the Shares or to deny the Grant. If the exercise of the Grant is denied, Company shall immediately upon making such determination, state in writing the basis for denying the Grant. The Grant shall be and is subject to the following vesting schedule:

         I. 100,000 shares shall vest immediately upon Employee and Company Executing this Agreement.

         II. Subject to the terms of this Agreement, the balance of 300,000 shares shall vest in allotments on the first business day of the month set forth below:

                                    August 2005               100,000 shares
                                    August 2006               100,000 shares
                                    August 2007               100,000 shares

                At the sole discretion of Company, Employee shall also be entitled to receive stock options under applicable Company stock option plans.

         III. Change in Control. All Shares under this Agreement shall fully vest in Employee upon a "Change in Control." A "Change in Control" shall be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act")) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting Capital Stock of the Company ("Voting Stock") or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to said combination, own 50% or more of the resulting entity's Voting Stock shall not, by itself, be considered a change in control for the purposes of this Agreement.

         IV. Company Departure. Employee is an "at-will employee" as that term is defined by Utah law and therefore Employee may be terminated for any reason. If Employee is terminated for convenience of the Company, dies, or is disabled prior to the first business day of August 2007, at the convenience of the Company, all remaining shares that would have vested as of August 1, 2007 shall fully vest immediately. However, if Employee is terminated for cause,

              Employee shall receive a prorated number of shares equal to 8,333 shares per month for every full month Employee has been employed by Company. Employee shall not be compensated for a prorated amount of shares for months worked if Employee is terminated for cause. If Employee is not terminated for cause, but instead voluntarily departs from the employment of Company, Employee shall not be entitled to a monthly prorated number of shares, but shall only be entitled to those shares that have vested under the vesting schedule set forth above.

         IV. Restrictions on Shares. Employee agrees that the Shares shall be restricted and not subject to resale or transfer of any type except according to the terms and conditions of this Agreement. Employee acknowledges that Employee has had the opportunity and has been advised to review the implications of owning restricted shares and that Employee understands that receiving a grant of restricted shares will result in immediate tax obligations to Employee.

         VI. Transfer Subject to Securities Laws. Unless the Shares shall at some time become registered shares under the securities laws of the United States and any applicable State securities laws, any transfer of the Shares shall be subject to the securities laws of the United States and any State or local laws or ordinances which may be affected by such transfer or proposed transfer. No transfer of the Shares shall be allowed on the books and records of Company unless Employee or the proposed transferee shall provide a legal opinion acceptable in form and content to Company and its legal counsel, and from legal counsel acceptable to them, confirming that the transfer may be made under various exemptions to such securities laws and that registration of the Shares is not required. Any costs incurred by Company in obtaining an opinion from its counsel shall be at the expense of Employee.

         VII. Representations Regarding Securities Laws. The Shares of Company which may be issued or transferred subject to the Grant are part of a private offering of such Shares by Company. Such Shares are securities within the definition of State and Federal Securities Laws. Company has relied on certain exemptions for private sales of securities and have not registered these securities with the Securities & Exchange Commission under the Securities Act of 1933 nor have the Shares been registered with any State. To insure exemption under applicable Federal and State Securities Laws, Employee hereby makes the following representations which shall survive the delivery of the Shares herein and which shall be true at the date of Grant issued herein:

                    (a) Residence. Employee is a bona fide resident of the State of Utah as the term "resident" is used for securities law purposes.

                    (b) Intent. Employee is receiving the Shares with the intent to hold such Shares for investment and in accordance with the purpose and intent of this Agreement. No such Shares acquired are being acquired with the intent to resell or redistribute to other persons except as otherwise permitted under applicable securities laws and regulations.

                    (c) Legend on Certificates. The following legend shall be placed on all certificates for Shares issued pursuant to this Agreement:

                             The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of Utah or any other jurisdiction and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be offered, sold, transferred, assigned, pledged or hypothecated unless registered pursuant to the applicable provisions of federal and state securities laws or the Company receives an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company stating that such offer, sale or transfer is exempt from such registration requirements.

                    (d) Economic Risks. Employee understands the economic risks of the Shares and understands that there is presently a limited public market for the Shares and a more substantial public market may never be developed. Employee further acknowledges the opportunity to obtain additional information from Company upon request.

         VIII. Dividends. For purposes of dividends issued from Company on the Shares, Employee shall be considered to own Four Hundred Thousand (400,000) shares of Company's common stock from the date of this Agreement. Therefore, Employee shall receive from Company cash or stock equivalent dividend options on all dividends issued by Company as those dividends may be issued to the Company's common stockholders. Employee may not receive favorable dividend tax treatment on the dividends received depending upon the vesting period of the shares.

         IX. Voting Rights. Employee shall have the right to vote each share of common stock as has vested in Employee on the date of any vote of the common stockholders of Company.

         (c) Vacation: 4 weeks per year, in addition to holidays recognized by the Company.

         (d) Health insurance: Company will provide standard employee health insurance as currently instituted at Company.

         (e) Household move: Nontaxable qualified moving expenses paid, including traveling and lodging during final move.

11. Arbitration and Equitable Relief.

         Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN THE STATE OF UTAH ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION ("AAA") IN ACCORDANCE WITH ITS RULES THEN IN EFFECT FOR THE RESOLUTION OF COMMERCIAL DISPUTES. DISPUTES WHICH I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND ANY STATUTORY CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

         Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AAA AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS' FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION I INITIATE. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

         Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE COMPANY AND ME. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER THE COMPANY NOR I WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

         Availability of Injunctive Relief. IN ADDITION TO THE RIGHT UNDER THE RULES TO PETITION THE COURT FOR PROVISIONAL RELIEF, I AGREE THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION. I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

         Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS' COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

         Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

12. General Provisions.

         (a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the state of Utah without regard for conflicts of laws principles. I hereby expressly consent to the exclusive personal jurisdiction of the state and federal courts located in Utah for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

         (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

         (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 0, then the remaining provisions will continue in full force and effect.

         (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

         (e) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

10. I acknowledge and agree to each of the following items:

         (a) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

         (b) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

         (c) I understand that an issuance of a restricted stock grant may result in an immediate taxable event and I have been advised to assess the tax impact on me of receiving restricted stock through retaining an independent tax expert and other experts (ie. stock valuation experts) as necessary. I have not relied upon tax advice or stock valuation services from the Company, or its agents, in making my decision to enter into this Agreement.

         Executed on this 8 day of July, 2004.

                                          EMPLOYEE
                                     By:            /s/ William Dwyer
                                         --------------------------------------
                                     Name:          William Dwyer

                                    EXHIBIT A

                            RASER TECHNOLOGIES, INC.
                            TERMINATION CERTIFICATION


This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Raser Technologies, Inc., a Utah corporation, its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Company's Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I confirm, as set forth in my Employment Agreement, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I confirm, as set forth in my Employment Agreement, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement that for 12 months from this date, I will not hire any employees of the Company nor will I solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

I confirm, as set forth in my Employment Agreement, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement that for 12 months following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with any business, in competition with or otherwise similar to the Company's business. The foregoing covenant shall cover my activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above.

Date:
      --------------------------  ---------------------------------------------
                                  (Employee's Signature)


                                  ---------------------------------------------
                                  (Print Employee's Name)

                                   EXHIBIT B

                            RASER TECHNOLOGIES, INC.
                         CONFLICT OF INTEREST GUIDELINES

         It is the policy of Raser Technologies, Inc. (the "Company") to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

         1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended or occurs. (The At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement elaborates on this principle and is a binding agreement.)

         2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

         4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         5. Initiating or approving any form of personal or social harassment of employees.

         6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         7. Borrowing from or lending to employees, customers or suppliers.

         8. Acquiring real estate of interest to the Company.

         9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         10. Unlawfully discussing prices, costs, customers, sales strategies, or markets with competing companies or their employees.

         11. Making any unlawful agreement with distributors with respect to prices.

         12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

         13. Engaging in any conduct that is not in the best interest of the Company.

         Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

                                  EXHIBIT 31.1
                                  ------------

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
                       PURSUANT TO RULE 13a - 14(a) OF THE
                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


I, Kraig Higginson, certify that:

         1. I have reviewed this quarterly report on Form 10-QSB of Raser Technologies, Inc., (the "Registrant");

         2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

         3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

         4. The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

                     (a) Designed such disclosure  controls and  procedures,  or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

                     (b) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

                     (c) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

         5. The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

                     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to aversely affect the Registrant's ability to record, process, summarize and report financial information; and

                     (b) Any  fraud,  whether  or not  material,  that  involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

November 5, 2004                                     /s/  Kraig Higginson
----------------                                     --------------------
   (Date)                                            Kraig Higginson,
                                                     Chief Executive Officer

                                  EXHIBIT 31.2
                                  ------------

                  CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
                       PURSUANT TO RULE 13a - 14(a) OF THE
                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, William Dwyer, certify that:

         1. I have reviewed this quarterly report on Form 10-Q of Raser Technology, Inc., (the "Registrant");

         2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

         3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

         4. The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

                     (a) Designed such disclosure  controls and  procedures,  or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

                     (b) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

                     (c) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

         5. The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

                     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to aversely affect the Registrant's ability to record, process, summarize and report financial information; and

                     (b) Any  fraud,  whether  or not  material,  that  involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

November 5, 2004                                  /s/  William Dwyer
----------------                                  ------------------
    (Date)                                        William Dwyer,
                                                  Chief Financial Officer

                                 EXHIBIT 32.1
                                  ------------


                CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER, AND
                  CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
                       PURSUANT TO 18 U.S.C. SECTION 1350

         In connection with the quarterly report on Form 10-QSB of Raser Technologies Inc. (the "Registrant") for the quarter ended September 30, 2004, we, the undersigned Chief Executive Officer and Chief Financial Officer of the Registrant, respectively, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that based on our knowledge:

         1.   The  quarterly  report fully  complies  with the  requirements  of
              Section 13(a) of the Securities Exchange Act of 1934; and

         2. The information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.


November 5, 2004                                   /s/  Kraig Higginson
----------------                                   --------------------
    (Date)                                         Kraig Higginson,
                                                   Chief Financial Officer
                                                   (principal financial officer)

November 5, 2004                                   /s/  William Dwyer
----------------                                   ------------------
    (Date)                                         William Dwyer,
                                                   Chief Financial Officer
                                                   (principal financial officer)